17 September 2009

Attn: JEFF BAILEY Energy Settlements

TENGASCO, INC.
10215 TECHNOLOGY DRIVE, SUITE 301 KNOXVILLE TN 37932
USA

Facsimile Number: 001118656751621

Enemy Option Transaction Confirmation - AMENDMENT Deal Ref. No: HH_3320173,1

The purpose of this letter is to confirm the terms and conditions of the Transaction entered into between TENGASCO, INC. ("TENGASCOMM") and Macquarie Bank Limited ("MBL") on the Trade Date specified below (the "Transaction"). This letter constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2005 ISDA Commodity Definitions (the "Commodity Definitions") (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of 28 Jul 2009 as amended and supplemented from time to time (the "Agreement") between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Transaction to which this Confirmation relates are as follows: General Terms:
Deal Reference No:                                            HE 3320173,1

Trade Date:                                            28 July 2009 (Time of execution will be provided on request)

Option Style:                                            Asian
Option Type:                                            Call
Buyer:                                            MBL (Acting as Principal)
Seller:                                            TENGASCOMM

Commodity Reference
Price(s):                                            OIL-VTI-NYMEX

Specified Price:	The settlement price
Delivery Date	First Nearby Month
Strike Price per unit	USD 81.50 per BBL
Notional Quantity per Calculation period	For a particular Calculation period, the Notional Quantity specified in the Calculation Period Table below for such Calculation Period.

Unit(s):	US Barrels (“BBL”)

Calculation Period (s):	As specified in the Calculation Period Table below, each period from, and including, one period start date to, and including , the next following Period End Date.

Procedure for Exercise:
Expiration Date:	For a particular Calculation Period, the Period End Date for such Calculation Period.

Cash Settlement Terms:

Cash Settlement	Applicable
Settlement Date(s):	For a particular Calculation Period, Twenty-Five (25) Calendar Day(s) following the end of such Calculation Period.

For information purposes only, each date currently expected to be a Settlement Date (each an “Expected Settlement Date”) is specified in the Calculation Period Table below.  In the event of any inconsistency between a Settlement Date and an Expected Settlement Date, the Settlement Date will prevail.

Other terms
Total Premium	In consideration of the above transaction, no payment is due

Account Details	TENGASCO, INC. instructions: please advise
Business Day Convention:
If a Settlement Date or Premium payment date is not a Business Day, such Settlement Date or Premium Payment Date is subject to adjustment in accordance with the Modified Following Business Day Convention.

Business Day	New York
Rounding	The Floating Price will be rounded to 3 decimal places

Calculation Period Table;

Period Start Date	Period End Date	Notional Quantity in BBL ("US Barrels")	Expected Settlement Date
01-Aug-2009	31-Aug-2009	9,500	25-Sep-2009
O1-Sep-2009	30-Sep-2009	9,500	26-Oct-2009
O1-Oct-2449	31-Oct-2009	9,500	25-Nov-2009
O1-Nov-2009	30-Nov-2009	9,500	28-Dee-2009
01-Dec-2009	31-Dec-2009	9,500	25-Jan-2010
O1-Jan-2010	3I-Jan-2010	9,500	25-Feb-2010
01-Feb-2014	28-Feb-2010	9,500	25-Mar-2010
01-Mar-2010	31-Mar-2010	9,500	26-Apr-2010
O1-Apr-2010	30-Apr-2010	9,500	25-May-2010
01-May-2010	31-May-2010	9,500	25-Jun-2010
01-Jun-2010	30-Jun-2010	9,500	26-Jul-2010 *
01-Jul-2010	31-Jul-2010	9,500	25-Aug-2010
01-Aug-2010	~31-Aug-2010	9,500	27-Sep-2010
01-Sep-2010	30-Sep-2010	9,500	25-Oct-2010
01-Oct-2010	31-Oct-2010	9,500	26-Nov-2010
41-Nov-2410	30-Nov-2010	9,500	27-Dec-2410
01-Dec-2010	31-Dec-2010	9,500	25-Jan-2011
01-Jan-2011	31-Jan-2011	7,375	25-Feb-2011
01-Feb-2011	28-Feb-2011	7,375	25-Mar-2011
01-Mar-2011	31-Mar-2011	7,375	25-Apr-201I
01-Apr-2011	30-Apr-2011	7,375	25-May-2011
01-May-201 1	31-May-2011	7,375	27-Jun-2011
01-Jun-2011	30-Jun-2011	7,375	25-Jul-2.011
01-Jul-2011	31-Jul-2011	Y 7,375	25-Aug-2011
Early Termination Provision - Right to break (a)In the event that:

Party B does not deliver to Party A the duly executed amendment to the Credit Agreement (in a form and substance satisfactory to Party A) on or before the date which is 15 days after the date of this Transaction;

Party 13 does not deliver to Party A the duly executed Credit Support Documents (in a form and substance satisfactory to Party A) pursuant to the Agreement on or before the date which is 15 days after the date of this Transaction;

any of the collateral pursuant to the Credit Support Documents is not first ranking; or

(IV) on or before 1 September 2010, any Credit Support Document with a "termination date" or other similar end date, is not extended to 31 October 2011 to the satisfaction of Party A,

on the date of the occurrence of any of the above, (the "Break Date"), Party A may terminate this Transaction before its stated maturity by providing a notice to Party B in accordance with section 12 of the Agreement. Such notice must specify:
(i) the Transaction to be terminated;
(ii) the Break Date; and

(iii)	the date on which the Early Termination Amount is payable by Party B to Party A ("Break Payment Date").
(b)            If a notice is given under paragraph (a):

(i)	the Break Date specified in the notice will be deemed to be the Early Termination Date of the Transaction;

(ii)
the obligations of the parties to make any further payments under Section 2(a)(i) on or alter the Break Date in respect of the relevant Transaction will terminate and the Transaction will be deemed to be a Terminated Transaction; and

(iii) Party A will determine the Early Termination Amount.

(e) The amount payable under Section 6(e) in respect of the Terminated Transaction is to be determined on the basis that there is one Affected Party with Party B as the Affected Party.

(d)	Despite Section S(d)(ii), payment under Section 6(e) must be made on the Break Payment Date specified in the notice.
(e) In determining the Close-out Amount, Party A will:

(i)	obtain quotes on the assumption that both parties are of the highest credit status (whether or not they have such status); and
(ii) specify the rate or rates on which the Close-out Amount is based.

Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to this Transaction (Deal Reference: HH 3324173,1) by signing this Confirmation in the space provided below and immediately returning a copy of the executed confirmation via facsimile to Macquarie Bank Limited to the attention of: Treasury and Commodity Settlements - Energy, fax no. (61 2) 8232 8354.

Name: s/Amanda Wood                                                             s/ Jeffrey R. Bailey

 Name: Amanda Wood                                                                 Name: Jeffrey R. Bailey CEO
Manager (352)

Authorized Signatory                                                                          Authorized Signatory
For and on behalf of Macquarie Bank   Limited                              For and on behalf of TENGASCO, INC.